The Board of Trustees and Shareholders
Credit Suisse Floating Rate High Income Fund:
    We have audited the accompanying statement of assets and liabilities of Credit Suisse Floating Rate
High Income Fund (the "Fund"), a series of the
Credit Suisse Opportunity Funds, including the schedule of investments, as of October 31, 2017, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The accompanying financial highlights for each of the years in the two-year period ended October 31, 2014, were audited by other independent registered public accountants whose report thereon dated December 29, 2014, expressed an unqualified opinion on those financial highlights.

    We conducted our audits in accordance with the standards of the Public Company Accounting
Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
Our procedures included confirmation of securities owned as of October 31, 2017, by correspondence with the custodian and broker or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Credit Suisse Floating Rate High Income Fund as of
October 31, 2017, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended in conformity with U.S. generally accepted accounting principles.


/s/KPMG LLP
New York, New York
December 28, 2017